SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

CUBIC CORPORATION
(Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11 (a) (2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount previously paid:

	(2)	Form, Schedule or Registration No.:

	(3)	Filing Party:

	(4)	Date Filed:

2005	NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT

PRINCIPAL EXECUTIVE OFFICE
9333 Balboa Avenue
San Diego, California 92123

To Cubic Shareholders:

Cubic Corporation’s 2005 Annual Meeting will be held in the Main Conference Room at the Headquarters of the Corporation, at 9333 Balboa Avenue, San Diego, California 92123, on February 8, 2005, at 11:00 a.m. Pacific Standard Time. The formal notice and proxy statement follow.

The Directors and Officers of the Corporation invite your attendance at the meeting. Whether or not you plan to attend the meeting, we would appreciate your completing and returning the accompanying proxy which, of course, may be revoked at any time before it is used.

The Corporation’s 2004 Annual Report is enclosed.

Sincerely yours,

Walter J. Zable
Chairman of the Board
January 4, 2005

TO ENSURE YOUR REPRESENTATION AT THE MEETING,
PLEASE DATE, SIGN AND MAIL PROMPTLY
THE ENCLOSED PROXY, FOR WHICH
A RETURN ENVELOPE IS PROVIDED.

NOTICE OF ANNUAL MEETING

The Annual Meeting of Shareholders of Cubic Corporation will be held in the Main Conference Room at the Headquarters of the Corporation, at 9333 Balboa Avenue, San Diego, California 92123, on February 8, 2005, at 11:00 a.m. Pacific Standard Time, for the following purposes:

1.     To elect nine Directors for the ensuing year;

2.     To confirm the appointment of Ernst & Young LLP as auditors of the Corporation for fiscal year 2005; and

3.     To transact such other business as may properly come before the meeting.

Only shareholders of record at the close of business on December 30, 2004 will be entitled to vote at the meeting. The transfer books will not be closed.

By Order of the Board of Directors

William L. Hoese
Secretary
San Diego, California
January 4, 2005

PRINCIPAL EXECUTIVE OFFICE

9333 Balboa Avenue

San Diego, California 92123

PROXY STATEMENT

Proxies in the form enclosed with this statement are solicited by the Board of Directors of Cubic Corporation for use at the Annual Meeting of Shareholders of the Corporation to be held in San Diego, California, on February 8, 2005. Execution of a proxy will not in any way affect a shareholder’s right to attend the meeting and vote in person, and any shareholder giving a proxy has the right to revoke it at any time before it is exercised by filing with the Secretary of the Corporation a written revocation or duly executed proxy bearing a later date. The Proxy will be suspended if the shareholder is present at the meeting and elects to vote in person.

OUTSTANDING SHARES AND VOTING RIGHTS

The voting securities of the Corporation consist of its Common Stock, without Par Value, of which 26,719,845 shares were outstanding at December 1, 2004.

Only shareholders of record on the books of the Corporation at the close of business on December 30, 2004 will be entitled to vote at the meeting. Each such holder of common shares is entitled to one vote for each said share. Votes will be counted by the Inspector of Elections. Abstentions, broker non-votes and proxies without authority to vote will not be counted in votes cast.

The approximate date on which the proxy statement and form of proxy are first being sent or given to security holders is January 5, 2005.

ELECTION OF DIRECTORS

Nine Directors comprise the authorized membership of the Board of Directors of the Corporation. Nine Directors are to be elected by a plurality vote at the Annual Meeting, each to hold office for the term of one year and until his successor is elected.  The Nominating Committee has unanimously recommended the election of the following nine Directors. Proxy holders will, unless authorization to do so is withheld, vote the proxies received by them for the election of the following Directors, all of whom are now in office, in accordance with this proxy authorization, reserving the right, however, to distribute, in their discretion, their votes of uncommitted proxies among the Board nominees. The proxies cannot be voted for a greater number of persons than the number of nominees named. Although it is not contemplated that any nominee will be unable to serve as a Director, in such event the proxies will be voted by the proxy holders for such other persons as may be designated by the Board of Directors.

THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE “FOR” EACH OF THE NOMINEES LISTED BELOW.

IDENTIFICATION OF DIRECTORS

Walter J. Zable, 89, Director since 1951.   Chairman of the Board, President and Chief Executive Officer and Chairman of the Executive Committee since 1951.

Walter C. Zable, 58, Director since 1976.   Vice Chairman of the Board, Member of the Executive Committee, and Vice President since 1976. Chairman of the Board of Cubic Transportation Systems, Inc.,

a wholly-owned subsidiary since 2003. Prior thereto he performed various management functions for the Corporation. He is the son of Walter J. Zable.

Dr. Richard C. Atkinson, 75, Director since 1999.   Member of the Audit and Compliance Committee. President-Emeritus of the University of California since 2003. From 1995 to 2003 he was President of the University of California. Dr. Atkinson has been a Director of Qualcomm, Inc. since 1991.

William W. Boyle, 70, Director since 1995.   Senior Vice President. Since 1983 he has been Cubic’s Chief Financial Officer. Previously, Mr. Boyle held management positions with General Electric, Occidental Petroleum, and the Wickes Corporation.

Raymond L. deKozan, 68, Director since 2002.   Senior Group Vice President. Vice President from 1982 to 2004. From 1973 to 1981 he was Vice President, and from 1981 to 2003 was Chairman of Cubic Transportation Systems, Inc., a wholly-owned subsidiary. He has been Chairman of Cubic Transportations Systems, Ltd., the Corporation’s U.K. transit company since 1980. Mr. deKozan has performed various management functions for the Corporation or its subsidiaries since joining the Corporation in 1960.

Robert T. Monagan, 84, Director since 1986.   Chairman of the Executive Compensation Committee and Member of the Audit and Compliance and the Nominating Committees. President of the California Manufacturers Association (1974 to 1984). Vice Chairman of the Northern California State World Trade Commission since 1996. Speaker of the California State Assembly (1969 to 1972). Director of Electronic Medical Management, Inc. since 1991. This company provides computer management services to medical practitioners. Regent of the University of the Pacific since 1991. Director of Clean Energy System since 1991. This company develops energy systems.

Raymond E. Peet, 83, Director since 1987.   Chairman of the Audit and Compliance Committee, Member of the Executive, Nominating and Executive Compensation Committees. Retired Vice Admiral, United States Navy. Active duty in the United States Navy from 1939 to 1974. Chairman of San Diego Dialogue (1997 to 2002) and Member (1982 to 1996) of the Board of Consultants to the Controller General of the United States. Chairman of the Price REIT from 1994 to 1996 and Chairman of its Audit Committee from 1991 to 1996.

Dr. Robert S. Sullivan, 60, Director since 2004.   Member of the Executive Compensation Committee. Since 2003 he has been Dean, Rady School of Management, University of California, San Diego. From 1998 through 2002 he was Dean, Kenan-Flagler Business School, University of North Carolina, Chapel Hill. Between 1976 and 1998 Dr. Sullivan served in a variety of senior positions at the University of Texas and at Carnegie Mellon University. He has been a Director of Stewart and Stevenson Services, Inc. since 1992. This company is a designer and manufacturer of specialty equipment for the oil field, airline, defense and power generation industries. It employs 3,600 people and its fiscal 2003 sales exceeded $1 billion.

Robert D. Weaver, 58, Director since 2004.   Member of the Audit and Compliance Committee. Mr. Weaver has been a Certified Public Accountant since 1972. Since September 2001 he has been President and Chief Financial Officer of Crown Bolt Inc., a privately-held national distributor of fasteners and hardware. He was with the international CPA firm Deloitte & Touche LLP from 1970 to 2001 where his duties included Audit Partner in charge of the San Diego Emerging Business, High Technology and Consumer Business groups.

Communications with Directors

Any security holder may communicate in writing by mail at any time with the whole board or any individual director (addressed to “Board of Directors” or to a named director, c/o Corporate Secretary, 9333 Balboa Avenue, San Diego, CA 92123). All communications will be promptly relayed to the appropriate directors. The Corporate Secretary will coordinate responses, if any.

Annual Meeting Attendance

It is the policy of the Board of Directors that its members are encouraged to attend the Annual Meeting of Shareholders. The 2004 annual meeting was attended by all incumbent directors.

IDENTIFICATION OF EXECUTIVE OFFICERS

Gerald R. Dinkel, 58, Vice President. President and Chief Executive Officer of the Defense Group since 2000. For the prior 28 years Mr. Dinkel held a variety of management positions with Westinghouse Electronic Systems.

Mark A. Harrison, 47, Vice President-Controller since 2004 and Vice President-Financial Planning and Accounting from 2000 to 2004. From 1991 to 2000 Mr. Harrison was Assistant Corporate Controller and Director of Financial Planning of Cubic and since 1983 held a variety of financial positions with the Corporation.

William L. Hoese, 67, Corporate Secretary and Assistant General Counsel since 2003. From 1994 through 2001 Mr. Hoese was Senior Vice President and General Counsel of American Tool Companies, Inc., a manufacturer of hand tools and power tool accessories, of comparable size to the Corporation. During 2002 he was a legal expert witness and arbitrator. Since 1995 he has been a Director and Member of the Audit Committee of Nitches, Inc., a manufacturer and wholesaler of women’s garments.

Daniel A. Jacobsen, 53, Vice President-Audit since 2003. Mr. Jacobsen has held a variety of financial and management positions with the Corporation and its subsidiaries since 1981.

Richard A. Johnson, 50, Vice President. President and Chief Executive Officer of the Transportation Systems Group since 2003 and its Chief Operating Officer since 2000. From 1998 to 2000 he was President of C&K Systems and its successor, Honeywell Security Systems, a manufacturer of security products for commercial and residential applications. This company had about 1,200 employees and annual sales of $160 million.

Kenneth A. Kopf, 54, Vice President and General Counsel since 1998 and Assistant General Counsel from 1986 to 1998.

Bernard A. Kulchin, 73, Vice President-Human Resources since 1999. From 1971 to 1991 Mr. Kulchin was Vice President of Human Resources for the San Diego Division of General Dynamics Corporation and from 1991 through 1999 was a Human Resources consultant.

John A. Minteer, 53, Vice President-Information Technologies since 2002. He was Director of Information Technologies from 2000 to 2002 and from 1994 to 2000 was Manager, Systems Integration.

John D. Thomas, 51, Vice President Finance and Treasurer since 1992 and has held a variety of management positions with the Corporation since 1980.

BOARD OF DIRECTORS AND BOARD COMMITTEES

During the fiscal year 2004, four meetings of the Board of Directors were held. Each of the incumbent Directors attended 75% or more of the aggregate of (1) the total number of Board meetings and (2) the total number of meetings held by all Board Committees on which he served. Prior to fiscal year 2005 non-management Directors were each paid an annual retainer of $12,000 and fees of $2,000 for attendance at each meeting of the Board and $1,000 for attendance at each meeting of any Committee of which a Director is a Member. For fiscal 2005 the annual retainer is $22,000. Non-management directors also participate in the Corporation’s 1998 Stock Option Plan and each have been granted options to purchase 4,500 shares of the common stock of the Corporation in accordance with the terms of the Plan. Directors who are salaried employees of the Corporation are not separately compensated for their services as Directors. All Directors are reimbursed for travel expenses incurred for attendance at meetings.

Audit and Compliance Committee

Members of this Committee are Raymond E. Peet, Chairman, Dr. Richard C. Atkinson, Robert T. Monagan and, since November 2004, Robert D. Weaver. The Committee met four times during the fiscal year. Each of the members of the Committee is independent as defined under Section 121(A) of the Company Guide of the American Stock Exchange. The Committee operates under a written charter adopted by the Board of Directors which is available at www.cubic.com/corp1/invest/governance. During fiscal year 2004 Admiral Peet was designated by the Board of Directors as the Audit Committee Financial Expert. Since November 2004 Mr. Weaver has been so designated.

The Committee oversees the Corporation’s financial reporting process. It is responsible for the appointment, retention and termination of the independent auditors and their compensation. It shall resolve any disputes between management and the auditors. It must pre-approve all audit and non-audit services according to a written plan and budget submitted by the auditors. It meets at least quarterly with the auditors and reviews periodic reports from the auditors. The Committee discusses with the auditors the scope and plan for the audit and includes management in its review of accounting and financial controls, assessment of business risks and legal and ethical compliance programs.

Report of the Audit and Compliance Committee

The Committee selected Ernst & Young LLP as the independent auditors of the Corporation for fiscal year 2004. The Committee has reviewed and discussed with management and the independent auditors the audited financial statements of the Corporation for the fiscal year ended September 30, 2004. The Committee has also discussed with Ernst & Young LLP the matters required to be discussed by Statement on Accounting Standards No. 61 and has received from Ernst & Young LLP the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and has discussed with Ernst & Young LLP the independence of Ernst & Young LLP.

Based on its review of the audited financial statements for fiscal year 2004 and its discussions with management and the independent auditors, the Committee recommended to the Corporation’s Board of Directors that the audited financial statements be included in the Corporation’s Annual Report on SEC Form 10-K.

/s/ Raymond E. Peet, Chairman	/s/ Dr. Richard C. Atkinson	/s/ Robert T. Monagan	/s/ Robert D. Weaver

Executive Compensation Committee and its Report

The members of this Committee are Robert T. Monagan, Chairman, Raymond E. Peet and, since September 2004, Dr. Robert S. Sullivan. The Committee held one meeting during fiscal 2004. The Committee has the responsibility for determination and review of executive compensation objectives and policies and setting the base compensation and bonus formulas for the Corporation’s executive officers. The base and bonus compensation of the Corporation’s Chief Executive Officer and the other executive officers are set taking into consideration individual and corporate performance and compensation of executives employed by competitors.

The base salaries of the Corporation’s executive officers are set to attract and retain qualified people necessary for the continued successful operation and growth of the Corporation and its subsidiaries. With the assistance of the Human Resources Department, the base salary structure is annually reviewed in relation to the practices of companies in similar businesses and of similar size. The Corporation has annual and long-term (three year) incentive bonus plans in which certain executives, recommended by senior management and approved by the Committee, participate. Incentive bonuses are paid as of the end of each one- and three-year period based upon company performance against established goals for sales, operating profits, earnings per share, return on assets, and other key factors selected periodically.

During the fiscal year, no executive officer of the Corporation served either as a director or as a member of the compensation committee of any other entity whose executive officers served either as a Director or as a member of the Executive Compensation Committee of the Corporation.  No member of the Committee is a former or current Officer or employee of the Corporation or any of its subsidiaries.

/s/ Robert T. Monagan, Chairman	/s/ Raymond E. Peet	/s/ Dr. Robert S. Sullivan

Nominating Committee

Cubic Corporation has had a Nominating Committee, consisting of two independent directors since 1991. The current members of the Committee are Robert T. Monagan, Chairman and Raymond E. Peet. The Committee held one meeting during fiscal 2004. The Committee has a Charter, which is available at www.cubic.com/corp1/invest/governance. The Committee has not considered shareholder proposals for nomination as directors in the last six years and has not received an unsolicited proposal regarding a candidate who might possess appropriate background and experience during that time. The Board consists of nine directors, five of whom are independent. Three of the independent directors were elected 4, 16 and 17 years ago and have served with distinction since their election. No replacement of any director is currently contemplated. The Committee’s policy is that it will consider recommendations of the security holders which are received by the Corporate Secretary at least 120 days prior to one year from the date of the previous annual meeting of shareholders. Recommendations of candidates who have at least 20 years of management and defense or transportation industry experience with a company with sales of at least 75% of that of the Corporation, or who could bring appropriate diversity to the Board, or who possess other relevant qualifications (for example finance and accounting, marketing) would be preferred. If a vacancy in the Board occurs, the Committee consults with Board members and senior management personnel to identify candidates whom they would recommend be considered and will review any security holder recommendations on file. It screens and personally interviews appropriate candidates. Selected candidates meet with some additional Board members, certain members of management and the Chairman of the Board. The Committee evaluates responses and recommends to the full Board the name of any candidate it feels should become a management and Board nominee for election or appointment.

Ownership of Common Stock

The following table sets forth, as at December 1, 2004 information with respect to persons known to the Corporation to be the beneficial owner of more than 5% of the Corporation’s outstanding Common Stock (after deduction of Treasury Shares):

	Name	Amount
Title	and	Beneficially		Percent
Class	Address	Owned (1)		Owned
Common	Walter J. Zable	10,679,891	(3)	40.0%
P. O. Box 1525
Rancho Santa Fe
California 92067

The following table sets forth information with respect to beneficial ownership of the Corporation’s Common Stock by Directors and all Officers and Directors as a group as of December 1, 2004. Where such number of shares exceeds 1% outstanding on such date the percentage of such class is indicated in parentheses. Except as indicated, each individual named has sole investment and voting power with respect to the securities shown.

	Amount
	Beneficially
	Owned
	Directly or
Name	Indirectly (1)
Walter J. Zable (40.0%) (2)	10,679,891	(3)
Walter C. Zable (1. 6%)	416,907	(4)
Dr. Richard C. Atkinson (5)	15,900
William W. Boyle	1,800
Raymond L. deKozan	792
Robert T. Monagan (5)	8,200
Raymond E. Peet (5)	36,965
All Officers and Directors as a Group (18 persons)(41.8%)	11,166,367

(1)          All shares of common stock indicated as being beneficially owned are owned directly except for Walter J. Zable and Walter C. Zable.

(2)          By virtue of his beneficial share ownership, Walter J. Zable may be deemed to be a “Control” person of the Corporation as that term is defined in the Securities Exchange Act of 1934.

(3)          Walter J. Zable’s shares are beneficially owned through Trusts and a public benefit charitable corporation, the terms of which establish sole voting power in Mr. Zable.

(4)          A portion of the shares of Walter C. Zable are owned indirectly through a Trust, the terms of which establish sole voting power in Mr. Zable.

(5)          Includes an option to purchase 4,500 shares of Common Stock.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

The following table sets forth all cash compensation earned (whether received or deferred at the election of the individual) by the Chief Executive Officer and the five most-highly compensated executive officers whose compensation exceeded $100,000 for services rendered in all capacities to the Corporation and its subsidiaries during or with respect to the 2004 fiscal year:

			Annual Compensation (A)
Name	Position	Year	Base Salary	Bonus	Long Term Compensation	All Other Compensation
				(B)	(C)	(D)
W.J. Zable	Chairman of the Board	2004	$630,000	$249,128	$526,159	$17,000
	President and Chief	2003	$630,000	$265,542		$17,000
	Executive Officer	2002	$590,385	$263,361		$14,450
W.W. Boyle	Senior Vice President	2004	$425,000	$144,053	$294,600	$17,000
	and Chief Financial	2003	$405,000	$146,319		$17,000
	Officer	2002	$381,154	$144,849		$14,450
R.L. deKozan	Senior Group Vice	2004	$370,000	$100,450	$244,209	$17,000
	President	2003	$370,000	$108,225		$17,000
		2002	$346,154	$121,983		$14,450
W.C. Zable	Vice President and Vice	2004	$350,000	$95,020	$216,732	$17,000
	Chairman of the Board;	2003	$330,000	$96,525		$17,000
	Chairman of Cubic	2002	$312,115	$100,636		$14,450
	Transportation
	Systems, Inc.
G.R. Dinkel	Vice President. Chief	2004	$350,000	$132,367	$235,350	$17,000
	Executive Officer	2003	$330,000	$119,408		$17,000
	Cubic Defense	2002	$312,115	$108,451		$14,450
	Applications, Inc.
R.A. Johnson	Vice President. Chief	2004	$350,000	$95,020	$199,309	$17,000
	Executive Officer	2003	$320,769	$93,825		$17,000
	Cubic Transportation	2002	$271,154	$78,763		$14,450
	Systems, Inc.

(A)       In accordance with SEC Rules regarding perquisites, amounts totaling less than the lesser of $50,000 or 10% of total annual salary and bonus have been omitted. Relocation expenses for Mr. Dinkel in 2002 have been omitted.

(B)        This amount is the annual incentive bonus.

(C)        This amount is the long-term incentive bonus for the three-year period ended in fiscal 2004. The Executive Compensation Committee selects financial goals for the period (such as:  sales, operating profit, return on assets and earnings per share) which are applied to a percentage of salary for each participant.

(D)       Defined Contribution Plan.

Under the Corporation’s Deferred Compensation Plan selected key employees may defer all or any part of their compensation until termination of employment with the Corporation. The deferred compensation is held in the general funds of the Corporation. Each deferred amount is credited with interest at the rate periodically set by the Secretary of the United States Treasury.

In 2000 Gerald R. Dinkel was employed by the Corporation as Vice President of the Corporation and President and Chief Executive Officer of the Defense Group. To assist Mr. Dinkel in the purchase of a home and the relocation of his family from Maryland to San Diego, California, the Corporation loaned Mr. Dinkel the sum of $200,000 on a 5% interest bearing promissory note payable in five equal annual installments commencing in 2006 to be secured by a second trust deed on the property purchased.

In 2002, to assist Raymond L. deKozan in the purchase of a home and the relocation of Mr. deKozan and his family to the United States at the conclusion of a special assignment of numerous years in England, the Corporation loaned Mr. deKozan the sum of $600,000. During fiscal year 2002, $400,000 was repaid. The balance was repaid in 2003.

The compensation shown does not include contributions by the Corporation under its defined benefit Employees’ Pension Plan (the “Plan”) because the amount of such contributions in respect to a specified person cannot be readily calculated. The Corporation’s contributions to the Plan are distributed among various funds held by an insurance company. They are actuarially determined for the total of all participants covered by the Plan. The contribution in respect to a specified person cannot be readily calculated. The contribution averages about 3% of the participants’ remuneration. Generally, all participants in the Plan earn the right to receive a monthly pension at the Plan’s normal retirement date of age 65 in an amount equal to 1/12th of 3/4ths of 1% of their total earnings (including bonuses) since 1974. The benefits to be paid under the Pension Plan are not subject to adjustments for Social Security benefits or other offsets.

	Estimated Annual Benefits Under the Cubic Corporation Pension Plan
Average Annual	At Retirement Age of 65 Years of Service
Compensation	10	20	30	40
$ 50,000	$3,750	$7,500	$11,250	$15,000
100,000	7,500	15,000	22,500	30,000
150,000	11,250	22,500	33,750	45,000
200,000	15,000	30,000	45,000	60,000

Compensation for purposes of the Plan is limited by ERISA regulations to $200,000 during the year ended September 30, 2004.

The years of credited service in the Corporation’s Pension Plan for the listed individuals are: 55 years for W. J. Zable, 42 years for W. C. Zable, 21 years for W. W. Boyle, 44 years for Raymond L. deKozan, and four years for Gerald R. Dinkel and Richard A. Johnson.

The Corporation was party to an agreement (made in 1992) with a trust established by Mr. Walter J. Zable, CEO of the Corporation, and Mrs. Zable whereby the Corporation agreed to make advances of premiums payable on a split-dollar life insurance policy purchased by the trust on the life of Mrs. Zable. Due to changes in the tax law and other circumstances, the Corporation no longer considered the policy to be effective in fulfilling the original purpose intended by the Board. In the first quarter of fiscal year 2004 the Corporation exercised its right to become the sole owner of the policy and agreed with the trust that if it sold the policy and received proceeds in excess of the cash surrender value of the policy, it would reimburse the trust up to the amounts it paid for premiums and any additional funds would be split in the ratio of premiums paid by the Corporation (91%) and premiums paid by the trust (9%). In the third quarter of fiscal 2004 the policy was sold to two unrelated third parties. The Corporation’s net share of the proceeds was approximately $13.6 million, which exceeded the cash surrender value of the policy by $4.5 million, which was included in income in the fiscal periods received. The total received by the trust was approximately $1.2 million.

Walter J. Zable’s daughter, Karen Cox, received a $50,000 salary and other compensation and an entity owned by Mrs. Cox and her husband received $60,000 for public relations services during the fiscal year. The employment and compensation of Mr. Zable’s son, Walter C. Zable, is noted elsewhere herein.

Director Raymond L. deKozan’s son, David deKozan, received salary and other compensation of $184,000 during the fiscal year. David deKozan is Vice President Strategic Planning with Cubic Transportation Systems, Inc., a wholly-owned subsidiary.

Section 16(a) Beneficial Ownership Reporting Compliance

Based solely on SEC forms 3, forms 4 and 5 and amendments thereto, furnished to the Corporation during fiscal year 2004 no Director, Officer, or beneficial owner of more than 10% of the Common Stock of the Corporation failed to file on a timely basis the reports required by Section 16(a) of the Securities Exchange Act of 1934 except Richard A. Johnson, Vice President, inadvertently failed to timely file one form 5 prior to November 15, 2004 to report the acquisition of 66.2 shares of Common Stock in his 401(k) Plan during the fiscal year.

Performance Graph

COMPARE 5-YEAR CUMULATIVE TOTAL RETURN
AMONG CUBIC CORPORATION,
S&P 500 INDEX AND PEER GROUP INDEX

ASSUMES $100 INVESTED ON OCT. 1, 1999
ASSUMES DIVIDEND REINVESTED
FISCAL YEAR ENDING SEPT. 30, 2004

The above graph compares the performance of Cubic Corporation with that of the S&P 500 Index and a peer group comprised of companies in the Federal Trade Commission SIC Codes 3699 and 3829, Electrical Equipment and Supplies (NEC) and Measuring and Controlling Devices (NEC), which are published industry groups. The chart assumes that $100 was invested on October 1, 1999, in each of Cubic Corporation, the S&P 500 Index and the peer group index, and compares the return on investment as of September 30th of each of the following five years. The return on investment represents the change in the fiscal year-end stock price plus reinvested dividends.

CONFIRMATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

Ernst & Young LLP has audited the Corporation’s books and records since 1959 and are continuing as its auditors. Representatives of Ernst & Young LLP are expected to be present at the shareholders’ meeting with the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

The Board is seeking your confirmation of Ernst & Young LLP as our independent registered public accountants for the fiscal year ending September 30, 2005. Our organizational documents do not require that our shareholders confirm the selection of our independent auditors. We are doing so because we believe it is a matter of good corporate practice. If our shareholders do not ratify the selection, the Audit Committee will investigate the reasons for rejection and reconsider whether or not to retain Ernst & Young LLP, but still may retain them. Even if the selection is confirmed, the Audit Committee, in its discretion, may change the appointment at any time during the year if it determines that such a change would be in the best interests of the Company and its shareholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THIS PROPOSAL

Audit Fees

The aggregate fees billed in fiscal years 2004 and 2003, respectively, for professional services rendered by Ernst & Young LLP for the Audit of the Corporation’s annual financial statements and the review of financial statements included in the Corporation’s SEC Form 10-Q were $703,800 and $693,950.

Audit-Related Fees

The aggregate fees billed in fiscal years 2004 and 2003, respectively, for assurance and related services by Ernst & Young LLP that are reasonably related to the performance of the audit or financial statement review which are not reported under “Audit Fees” above were $118,900 and $77,050. These fees included attendance at Audit Committee meetings, review of an SEC comment letter, employee benefit plans and related matters.

Tax Fees

The aggregate fees billed in fiscal years 2004 and 2003, respectively, for professional services rendered by Ernst & Young LLP for tax compliance, tax advice and tax planning were $82,000 and $168,500. These fees were primarily for statutory foreign annual tax returns and compliance.

All Other Fees

The aggregate fees billed in fiscal years 2004 and 2003, respectively, for products and services provided by Ernst & Young LLP other than as described in the preceding three paragraphs were $1,500 and $1,500. These fees were for EY-online services.

Other Matters

During fiscal years 2004 and 2003 the Audit Committee did not waive any requirement for pre-approval of any services by Ernst & Young LLP. The Committee approved all auditor services and fees as required by laws in effect at the time the services were commenced.

DEADLINE FOR SUBMISSION OF SHAREHOLDER PROPOSALS

Proposals of shareholders intended to be included in the Corporation’s Proxy Statement and form of proxy relating to the Corporation’s 2006 Annual Meeting of Shareholders must be received by the Secretary, Cubic Corporation, 9333 Balboa Avenue, San Diego, California 92123, no later than September 7, 2005.

OTHER MATTERS

All shareholders of record at the close of business December 30, 2004, the record date for the determination of shareholders entitled to vote at the Annual Meeting, are concurrently being sent a copy of the Corporation’s Annual Report, including financial statements for the fiscal year ended September 30, 2004.

The expense of preparing, printing and mailing the Notice of Meeting and Proxy material and all other expenses of soliciting proxies will be borne by the Corporation. In addition to the solicitation of proxies by use of the mails, the Directors, Officers and regular employees of the Corporation, who will receive no compensation in addition to their regular salary, if any, may solicit proxies by mail, telegraph, telephone, or personal interview.  The Corporation will also reimburse brokerage firms, banks, trustees, nominees and other persons for their expenses in forwarding proxy material to the beneficial owners of shares held by them of record.

Management knows of no business which will be presented for consideration at the Annual Meeting other than that stated in the Notice of Meeting. However, if any such matter shall properly come before the meeting, the persons named in the enclosed proxy form will vote the same in accordance with their best judgment.

By Order of the Board of Directors

William L. Hoese
Secretary
January 4, 2005

ANNUAL MEETING OF SHAREHOLDERS OF
CUBIC CORPORATION
February 8, 2005

Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.

 Please detach along perforated line and mail in the envelope provided.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSAL 2.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

			2. Confirm Ernst & Young LLP as independent public accountants of the Corporation for Fiscal Year 2005.	FOR ☐	AGAINST ☐	ABSTAIN ☐
1. Election of Directors:
NOMINEES:
☐	FOR ALL NOMINEES	O Walter J. Zable O Walter C. Zable O Dr. Richard C. Atkinson O William W. Boyle O Raymond L. deKozan O Robert T. Monagan O Raymond E. Peet O Dr. Robert S. Sullivan O Robert D. Weaver	3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

☐	WITHHOLD AUTHORITY FOR ALL NOMINEES

THIS PROXY WILL BE VOTED IN ACCORDANCE WITH INSTRUCTIONS INDICATED. HOWEVER, IF NO INSTRUCTIONS ARE GIVEN, THE PROXIES WILL VOTE THE SHARES FOR ALL NOMINEES AND FOR PROPOSAL 2.

PLEASE MARK, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

☐	FOR ALL EXCEPT (See instructions below)

INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: •

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Shareholder		Date:	Signature of Shareholder	Date:

Note:    Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

ڤ

CUBIC CORPORATION

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
ANNUAL MEETING OF SHAREHOLDERS

The undersigned, a shareholder of Cubic Corporation, a Delaware corporation, hereby appoints Walter J. Zable and William W. Boyle, or either of them, the attorneys and proxies of the undersigned, with power of substitution, to vote the common shares of Cubic Corporation attending in the name of the undersigned at the Annual Meeting of Shareholders of Cubic Corporation to be held in the Main Conference Room, at the Headquarters of the Corporation, 9333 Balboa Avenue, San Diego, California 92123, on Tuesday, February 8, 2005, at 11:00 a.m. PST and at any adjournment or adjournments thereof, as follows:

(Continued and to be signed on the reverse side)

14475